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            QUESTOR PORTFOLIO COMPANY AND GT BICYCLES, INC. TO MERGE

        BOULDER, Colo., June 22 -- Schwinn Holdings Corporation, a portfolio company of Questor Partners Fund, L.P. and the parent of Schwinn Cycling & Fitness Inc., and GT Bicycles, Inc. (Nasdaq:GTBX) announced today that a definitive agreement has been reached providing for the merger of GT into a subsidiary of Schwinn, and the acquisition by Schwinn or an affiliate of all of the outstanding common stock of GT for a cash consideration of $8.00 per share. Questor will provide equity and has received commitments to finance the debt portion of the transaction.

        The proposed merger is subject to approval by stockholders of GT and regulatory agencies and certain other terms and conditions. Certain investment funds affiliated with Bain Capital, Inc. which hold approximately 22% of the outstanding shares of common stock of GT have agreed to vote their shares in favor of the proposed merger. Such funds have also granted Schwinn an option to purchase their shares of GT upon the occurrence of certain events. The transaction is expected to be completed in the third quarter of 1998. GT has about 10 million common shares outstanding.

        GT, based in Santa Ana, Calif., designs, manufacturers and markets bicycles sold under the GT, Powerlite, Robinson and Dyno brand names. Its Riteway Products distribution network is a leading distributor of bicycles and related parts and accessories. Approximately 30 percent of GT's 1997 revenues of $217 million were generated outside the U.S.

        The privately owned Schwinn, headquartered in Boulder, Colo., began business in 1895. It designs, produces and markets its bicycles under the Schwinn and Yeti brands. The company also designs and markets a wide range of fitness equipment under the Schwinn name, including stationary bikes, steppers, rowers, and weight equipment.

        "GT perfectly complements Schwinn and has tremendous distribution capabilities both domestically and abroad," said Dan Lufkin, a principal of Questor and chairman of Schwinn. "A combined Schwinn and GT will be ideally suited to meet the needs of our present dealers and will have significant growth opportunities in the international market," Lufkin said. "The companies already have global reputations for their quality brands, and with projected combined 1998 revenues of approximately $400 million, the consolidated company will rank among the largest companies in the bicycle and fitness equipment market, worldwide."

        "The GT management team and employees have done a wonderful job of building the company and the GT brand image. The two companies have known and respected each other for many years," said Thomas J. Mason, CEO of Schwinn. "As partners we can offer the independent dealers an unprecedented range of quality products and world-class service."

        "We have closely followed the impressive turnaround Schwinn has achieved in the past couple of years," said Mike Haynes, CEO of GT. "We are excited about the prospects of blending the capabilities of two of the great names in the industry."

        Lufkin said that the merged companies would maintain their own unique identity, with separate product development, marketing, and sales organizations.

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        Questor acquired Schwinn in September 1997. The company has made significant progress since emerging from bankruptcy protection in 1994, and Questor has accelerated the company's recovery by adopting aggressive marketing, acquisition and expansion programs.

        Questor Management Company, Southfield, Mich., manages Questor Partners Fund, which was established in 1995 to acquire underperforming or "special situation" companies, including the non-core divisions or subsidiaries of Fortune 1000 corporations. In addition to Schwinn, the fund's portfolio includes AP Automotive Systems, Toledo, Ohio, and Channel Master, Inc., Smithfield, N.C. Questor recently sold its Ryder TRS holding to Budget Group, Inc. in a $750 million transaction.

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